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                                                                    EXHIBIT 10.7
                                                                  EXECUTION COPY












                             STOCKHOLDERS AGREEMENT

                                  By And Among

                            Eagle Test Systems, Inc.,

                            The Existing Stockholders
                                as defined herein

                                       and

                                  The Investors
                                as defined herein

                         Dated as of September 30, 2003

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                                TABLE OF CONTENTS

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SECTION I. DEFINITIONS......................................................................        2
         1.1.     Construction of Terms.....................................................        2
         1.2.     Terms Not Defined.........................................................        2
         1.3.     Number of Shares of Stock.................................................        2
         1.4.     Defined Terms.............................................................        2

SECTION II. REPRESENTATIONS AND WARRANTIES..................................................        4
         2.1.     Representations and Warranties of the Stockholders........................        4

SECTION III. RESTRICTIONS ON TRANSFER; RIGHT OF FIRST REFUSAL; CO-SALE PROVISIONS...........        5
         3.1.     Restrictions on Transfer..................................................        5
         3.2.     Permitted Transfers.......................................................        5
         3.3.     Right of First Refusal....................................................        6
         3.4.     Co-Sale Option of Investors...............................................        7
         3.5.     Contemporaneous Transfers.................................................        9
         3.6.     Effect of Prohibited Transfers............................................        9

SECTION IV. RIGHTS AND OBLIGATIONS TO SELL..................................................       10
         4.1.     Drag-Along Rights.........................................................       10
         4.2.     Procedure.................................................................       10
         4.3.     Bring-Along Rights........................................................       10

SECTION V. RIGHTS TO PURCHASE...............................................................       10
         5.1.     Right to Participate in Certain Sales of Additional Securities............       10
         5.2.     Eligible Stockholder Acceptance...........................................       11
         5.3.     Calculation of Pro Rata Allotment.........................................       11
         5.4.     Sale to Third Party.......................................................       11
         5.5.     Exceptions to Pre-Emptive Rights..........................................       11
         5.6.     Assignment of Rights......................................................       12

SECTION VI. ELECTION OF DIRECTORS...........................................................       12
         6.1.     Board Composition.........................................................       12
         6.2.     Assignment................................................................       13

SECTION VII. COVENANTS OF THE COMPANY AND STOCKHOLDERS......................................       13
         7.1.     Financial Statements, Reports, Etc........................................       13
         7.2.     Corporate Existence.......................................................       14
         7.3.     Properties, Business Insurance............................................       14
         7.4.     Key Person Insurance......................................................       14
         7.5.     Directors and Officers' Insurance.........................................       14
         7.6.     Inspection, Consultation and Advice.......................................       14
         7.7.     Compensation of Investor Nominees.........................................       15

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
         7.8.     By-laws...................................................................       15
         7.9.     Employee Agreements.......................................................       15
         7.10.    Compliance with Laws, Payment of Taxes....................................       15
         7.11.    Keeping of Records and Books of Account...................................       15
         7.12.    Indemnification...........................................................       16
         7.13.    Term......................................................................       17

SECTION VIII. MISCELLANEOUS PROVISIONS......................................................       17
         8.1.     Reliance..................................................................       17
         8.2.     Legend on Securities......................................................       17
         8.3.     Amendment and Waiver; Actions of the Board................................       17
         8.4.     Notices...................................................................       18
         8.5.     Headings..................................................................       18
         8.6.     Counterparts..............................................................       18
         8.7.     Entire Agreement..........................................................       18
         8.8.     Law Governing.............................................................       19
         8.9.     Successors and Assigns....................................................       19
         8.10.    Dispute Resolution........................................................       19
         8.11.    Remedies; Severability....................................................       19
         8.12.    Termination...............................................................       19
         8.13.    Confidentiality...........................................................       19

EXHIBITS
Exhibit A    -    Form of Joinder Agreement
Exhibit B    -    Form of Employee Nondisclosure, Noncompetition and Assignment
                  Agreement

SCHEDULES

Schedule A   -    Existing Stockholders and Investors

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                             STOCKHOLDERS AGREEMENT

      THIS STOCKHOLDERS AGREEMENT (the "Agreement") is made as of September 30, 2003, by and among Eagle Test Systems, Inc., an Illinois corporation (the "Company"), the individuals identified on Schedule A hereto as Existing Stockholders (collectively, the "Existing Stockholders," and each individually, an "Existing Stockholder"), the Persons identified on Schedule A hereto as investors (each, an "Investor" and collectively, the "Investors"), and any other shareholder or option holder who from time to time becomes party to this Agreement by execution of a Joinder Agreement in substantially the form attached hereto as Exhibit A (the "Joinder Agreement"). For the purpose of this Agreement, a shareholder or an option holder who joins this Agreement pursuant to a Joinder Agreement shall be included in the term "Existing Stockholder" or "Investor" as specified in such Joinder Agreement. The Existing Stockholders and the Investors are sometimes referred to herein collectively as the "Stockholders," and each individually, a "Stockholder."

      WHEREAS, on the date hereof, certain Investors (the "Series A Investors") are purchasing shares of the Company's Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), pursuant to that certain Stock Purchase Agreement dated as of the date hereof by and among the Company and the Series A Investors (the "Purchase Agreement");

      WHEREAS, the Existing Stockholders hold shares of the Company's common stock, no par value (the "Common Stock"), as set forth in Schedule A of this Agreement;

      WHEREAS, on the date hereof, TA Subordinated Debt Fund, L.P. and TA Investors, LLC (the "Lenders") will lend to the Company $30,000,000 pursuant to the terms of that certain Note Purchase Agreement dated as of the date hereof (the "Note Purchase Agreement"), in return for convertible subordinated debentures (collectively, the "Convertible Subordinated Notes") which are convertible into subordinated promissory notes of the Company (collectively, the "Subordinated Notes") and warrants to acquire shares of Common Stock of the Company (the "Warrants");

      WHEREAS, it is a condition to the obligations of the Investors under the Purchase Agreement and the Note Purchase Agreement that this Agreement be executed by the parties hereto, and the parties are willing to execute this Agreement and be bound by the provisions hereof;

      WHEREAS, the parties hereto desire to agree upon the terms on which the securities of the Company, now or hereafter outstanding and held by them, will be held, transferred and voted.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

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SECTION I. DEFINITIONS

      1.1. CONSTRUCTION OF TERMS. As used herein, the masculine, feminine or neuter gender, and the singular or plural number, shall be deemed to be or to include the other genders or number, as the case may be, whenever the context so indicates or requires. Any reference to "day" shall mean a calendar day unless indicated otherwise.

      1.2. TERMS NOT DEFINED. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

      1.3. NUMBER OF SHARES OF STOCK. Whenever any provision of this Agreement calls for any calculation based on a number of shares of capital stock issued and outstanding or held by a Stockholder, the number of shares deemed to be issued and outstanding or held by that Stockholder, unless specifically stated otherwise, as applicable, shall be the total number of shares of Common Stock then issued and outstanding or owned by the Stockholder, as applicable, plus, without duplication, the total number of shares of Common Stock issuable upon the conversion of any convertible Preferred Stock or exercise of any warrants then issued and outstanding or owned by such Stockholder, as applicable.

      1.4. DEFINED TERMS. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.

      "Affiliate" shall mean with respect to any Person (as defined below), any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any partner, officer, director, member or employee of such Person and, with respect to any Person that is a venture capital fund, any investment fund now or hereafter existing which is controlled by or under common control with one or more general partners of such Person.

      "Board of Directors" means the Board of Directors of the Company.

      "Charter" means the Company's Amended and Restated Articles of Incorporation in effect as of the date hereof, as amended from time to time.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Common Stock" means the Common Stock and any other common equity securities issued by the Company, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

      "Company" means Eagle Test Systems, Inc., an Illinois corporation and any successors thereto.

      "Competitor" means any one of Advantest America Corporation, Agilent Technologies, Credence Systems Corporation, LTX Corporation, Nextest Systems Corporation, NPTest Inc.,

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Teradyne Inc. and Yokogawa Electric Corporation. The Company and/or the Existing
Stockholders may reasonably amend the foregoing list from time to time by written notice delivered in accordance with Section 8.4.

      "Equity Incentive Plan" means the Company's 2003 Stock Option and Grant Plan, as amended from time to time.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Existing Stockholders" means those individuals identified as Existing Stockholders on Schedule A hereto.

      "Investors" means those Persons identified as investors on Schedule A hereto.

      "Majority Interest" means the Investors holding not less than a majority of the outstanding Shares held by all of the Investors, calculated in accordance with Section 1.3 hereof.

      "Material Adverse Effect" means a material adverse effect on the assets, liabilities, condition (financial or other), business or results of operations of the Company (a "Material Adverse Effect").

      "Person" means an individual, a corporation, an association, a joint venture, a partnership, a limited liability company, an estate, a trust, an unincorporated organization and any other entity or organization, governmental or otherwise.

      "Preferred Stock" means the Redeemable Preferred Stock and the Series A Convertible Preferred Stock, together with any shares issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or in replacement of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

      "Proceeding" means any complaint, lawsuit or similar legal action filed in any court, any investigation, formal or informal, by any Person, regulatory or self-regulatory authority.

      "Qualified Public Offering" has the meaning set forth in the Charter.

      "Redeemable Preferred Stock" means the Company's Redeemable Preferred Stock, par value $.01 per share.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Series A Convertible Preferred Stock" means the Company's Series A Convertible Preferred Stock, par value $.01 per share.

      "Shares" means, at any time, shares of (i) Common Stock, (ii) Preferred Stock, and (iii) any other equity securities (including the Warrants) now or hereafter issued by the Company, together with any options thereon and any other shares of stock issued or issuable

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with respect thereto (whether by way of a stock dividend, stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization). At all times, the number of Shares deemed issued and outstanding or held or to be voted by any Stockholder shall be calculated in accordance with Section 1.3.

      "Stockholders" means, collectively, the Investors and the Existing Stockholders.

      "Third Party Buyer" means any Person who, immediately prior to the contemplated transaction, (i) is not a Person who directly or indirectly owns in excess of 5% of the outstanding Shares (a "5% Owner"), (ii) is not controlling, controlled by or under common control with any such 5% Owner, (iii) is not the spouse or descendant (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other Persons, and (iv) is neither a portfolio company of any such 5% Owner nor a Subsidiary of any portfolio company of any such 5% Owner. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall have the meaning given to such term in the definition of "Affiliate."

      "Transaction Documents" means the Agreement, the Purchase Agreement, the Note Purchase Agreement, the Convertible Subordinated Notes, the Subordinated Notes, the Warrants and the Registration Rights Agreement, including all exhibits and schedules hereto.

      "Transfer" means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal of all or any portion of a security, any interest or rights in a security, or any rights under this Agreement. "Transferred" means the accomplishment of a Transfer, and "Transferee" means the recipient of a Transfer.

SECTION II. REPRESENTATIONS AND WARRANTIES

      2.1. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Each of the Stockholders, individually and not jointly, hereby represents, warrants and covenants to the Company and the other Stockholders as follows: (a) such Stockholder has full authority, power and capacity to enter into this Agreement and perform its obligations hereunder; (b) this Agreement constitutes the valid and binding obligation of such Stockholder enforceable against him in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions may be limited by applicable federal or state securities laws; and (c) the execution, delivery and performance by such Stockholder of this Agreement: (i) does not and will not violate any laws, rules or regulations of the United States or any state or other jurisdiction applicable to such Stockholder, or require such Stockholder to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made; and (ii) does not and will not result in a breach of, constitute a default under, accelerate any

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obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Stockholder is a party or by which the property of such Stockholder is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of such Stockholder.

SECTION III. RESTRICTIONS ON TRANSFER; RIGHT OF FIRST REFUSAL; CO-SALE
             PROVISIONS

      3.1.  RESTRICTIONS ON TRANSFER.

            (a) Each Existing Stockholder agrees that such Existing Stockholder will not, without the prior written consent of a Majority Interest, Transfer all or any portion of the Shares now owned or hereafter acquired by such Existing Stockholder, except in compliance with the conditions of this
Section III.

            (b) Each Investor agrees that such Investor will not, without the prior written consent of the Existing Stockholders holding a majority of the outstanding Shares held by all of the Existing Stockholders (calculated in accordance with Section 1.3 hereof), Transfer all or any portion of the Shares now owned or hereafter acquired by such Investor to any Competitor unless such Transfer is made in connection with (i) the termination or dissolution of such Investor's partnership or investment fund and the Shares transferred comprise less than 25% of the aggregate value of the securities being transferred to such competitor pursuant to such termination or dissolution or (ii) any transaction in which Leonard Foxman and the Foxman Family LLC are given the opportunity to sell or transfer all of the Shares held by them as of the date of such proposed Transfer.

      3.2. PERMITTED TRANSFERS. Notwithstanding anything herein to the contrary, the provisions of Sections 3.3 and 3.4 shall not apply to either of the Transfers listed below, provided that in each case the Transferee shall have entered into a Joinder Agreement in substantially the form attached hereto as Exhibit A providing that all Shares so Transferred shall continue to be subject to all provisions of this Agreement as if such Shares were still held by such Existing Stockholder, except that no further Transfer shall thereafter be permitted hereunder except in compliance with Sections 3.3 and 3.4:

            (a) Transfers by any Existing Stockholder to the spouse, children or siblings of such Existing Stockholder or to a trust or family limited partnership for the exclusive benefit of any of them; and

            (b) Transfers upon the death of any Existing Stockholder to such Existing Stockholder's heirs, executors or administrators or to a trust under such Existing Stockholder's will, or Transfers between such Existing Stockholder and such Existing Stockholder's guardian or conservator.

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Notwithstanding anything to the contrary in this Agreement or any failure by a
Transferee under this Section 3.2 to execute a Joinder Agreement, such Transferee shall take any Shares so Transferred subject to all provisions of this Agreement as if such Shares were still held by the Existing Stockholder making such Transfer, whether or not they so agree in writing.

      3.3. RIGHT OF FIRST REFUSAL. In the event that any of the Existing Stockholders entertains a bona fide offer to purchase all or any portion of the Shares held by such Existing Stockholder (a "Transaction Offer") from any other Person (a "Buyer"), such Existing Stockholder (a "Transferring Stockholder") may, subject to the provisions of Section 3.4 hereof, Transfer such Shares pursuant to and in accordance with the following provisions of this Section 3.3:

            (a) Offer Notice. The Transferring Stockholder shall cause the Transaction Offer and all of the terms thereof to be reduced to writing and shall promptly notify the Company and each of the Investors of such Transferring Stockholder's desire to effect the Transaction Offer and otherwise comply with the provisions of this Section 3.3 and, if applicable, Section 3.4 (such notice, the "Offer Notice"). The Transferring Stockholder's Offer Notice shall constitute an irrevocable offer to sell all but not less than all of the Shares that are the subject of the Transaction Offer (the "Offered Shares") to the Investors, on the basis described below, at a purchase price equal to the price contained in, and on the same terms and conditions of, the Transaction Offer. The Offer Notice shall be accompanied by a true copy of the Transaction Offer (which shall identify the Buyer and all relevant information in connection therewith).

            (b) Investors' Option. At any time within thirty (30) days after receipt by the Investors of the Offer Notice (the "Investor Option Period"), each Investor or its Affiliates, including future funds that have affiliated but not identical general partners, may elect to accept the offer to purchase with respect to any or all of the Offered Shares and shall give written notice of such election (the "Investor Acceptance Notice") to the Transferring Stockholder and each Investor within the Investor Option Period, which notice shall indicate the maximum number of Offered Shares that the Investor is willing to purchase, including the number of Offered Shares it would purchase if one or more other Investors do not elect to purchase their Pro Rata Fractions (as defined in paragraph (c) below). The Transferring Stockholder shall notify the Investors promptly if any Investor fails to offer to purchase all of its Pro Rata Fraction. If the Investors collectively do not elect to purchase all of the Offered Shares, the Offer Notice shall be deemed to have been rejected. If the Investors collectively elect to purchase all of the Offered Shares, the Offer Notice shall be deemed to have been accepted, and each Investor Acceptance Notice shall constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Offered Shares covered by such Investor Acceptance Notice subject to any necessary adjustments as provided in Section 3.3(c). The closing for the purchase of Offered Shares by the Investors under this Section 3.3(b) shall take place within thirty (30) days following the expiration of the Investor Option Period, at the offices of the Company or on such other date or at such other place as may be agreed to by the Transferring Stockholder and such Investors.

            (c) Allocation of Offered Shares among Investors. If the Offer Notice is deemed accepted, upon the expiration of the Investor Option Period, the number of Offered

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Shares to be purchased by each Investor shall be determined as follows: (i)
first, there shall be allocated to each Investor electing to purchase, a number of Offered Shares equal to the lesser of (A) the number of Offered Shares as to which such Investor accepted as set forth in its respective Investor Acceptance Notice or (B) such Investor's Pro Rata Fraction (as defined below), and (ii) second, the balance, if any, not allocated under clause (i) above, shall be allocated to those Investors who within the Investor Option Period delivered an Investor Acceptance Notice that set forth a number of Offered Shares that exceeded their respective Pro Rata Fractions, in each case on a pro rata basis in proportion to the number of Shares held by each such Investor up to the amount of such excess. An Investor's Pro Rata Fraction shall be equal to the product obtained by multiplying the total number of Offered Shares by a fraction, the numerator of which is the total number of Shares owned by such Investor (other than any shares of Redeemable Preferred Stock), and the denominator of which is the total number of Shares held by all Investors (other than any shares of Redeemable Preferred Stock), in each case calculated as of the date of the Offer Notice.

            (d) Valuation of Property. In the event that the price set forth in the Offer Notice is stated in consideration other than cash or cash equivalents, the Transferring Stockholder, the Company and a Majority Interest shall mutually determine the fair market value of such consideration, reasonably and in good faith, and the Investors may effect their purchase under this
Section 3.3 by payment of such fair market value in cash or cash equivalents.

            (e) Sale to Third Party. In the event that the Investors do not elect to exercise the rights to purchase under this Section 3.3 with respect to all of the Offered Shares proposed to be sold, the Transferring Stockholder may sell all of the Offered Shares to the Buyer on the terms and conditions set forth in the Offer Notice, subject to the provisions of Section 3.4. Promptly after such Transfer, the Transferring Stockholder shall notify the Company and the Investors of the consummation thereof and shall furnish such evidence of the completion and time of completion of the Transfer and of the terms thereof as may reasonably be requested by a Majority Interest. Prior to the effectiveness of any Transfer to a Buyer hereunder, such Buyer shall have entered into a Joinder Agreement in substantially the form attached hereto as Exhibit A, and such Buyer shall have all the rights and obligations hereunder as if such Buyer were an Existing Stockholder. If the Transferring Stockholder's sale to a Buyer is not consummated in accordance with the terms of the Transaction Offer on or before sixty (60) calendar days after the latest of: (i) the expiration of the Investor Option Period, (ii) the expiration of the Co-Sale Election Period set forth in Section 3.4 below, if applicable, and (iii) the satisfaction of all governmental approval or filing requirements, the Transaction Offer shall be deemed to lapse, and any Transfers of Shares pursuant to such Transaction Offer shall be in violation of the provisions of this Agreement unless the Transferring Stockholder sends a new Offer Notice and once again complies with the provisions of this Section 3.3 with respect to such Transaction Offer or such lapse is waived in writing by a Majority Interest.

      3.4. CO-SALE OPTION OF INVESTORS. In the event that the Investors do not exercise their rights under Section 3.3 with respect to all of the Offered Shares proposed to be so Transferred by the Transferring Stockholder in connection with a Transaction Offer, the Transferring

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Stockholder may Transfer such Offered Shares to a Buyer only pursuant to and in accordance with the following provisions of this Section 3.4:

            (a) Co-Sale Notice. As soon as practicable following the expiration of the Investor Option Period, and in no event later than five (5) days thereafter, the Transferring Stockholder shall provide notice to each of the Investors (the "Co-Sale Notice") of its right to participate in the Transaction Offer on a pro rata basis with the Transferring Stockholder (the "Co-Sale Option"). To the extent one or more Investors exercise their Co-Sale Option in accordance with this Section 3.4, the number of Shares that the Transferring Stockholder may Transfer in the Transaction Offer shall be correspondingly reduced.

            (b) Investor Acceptance. Each of the Investors shall have the right to exercise its Co-Sale Option by giving written notice of such intent to participate (the "Co-Sale Acceptance Notice") to the Transferring Stockholder within ten (10) days after receipt by such Investor of the Co-Sale Notice (the "Co-Sale Election Period"). Each Co-Sale Acceptance Notice shall indicate the maximum number of Shares subject thereto that the Investor wishes to sell, including the number of Shares it would sell if one or more other Investors do not elect to participate in the sale on the terms and conditions stated in the Offer Notice. Any Investor holding Preferred Stock shall be permitted to sell to the relevant Buyer in connection with any exercise of the Co-Sale Option, at its option, (i) shares of Common Stock acquired upon conversion of such Preferred Stock, (ii) an option to acquire Common Stock when such Investor receives the same upon conversion of such Preferred Stock, with the same effect as if Common Stock were being conveyed, or (iii) shares of Preferred Stock, provided, that in the case of the sale of shares of Preferred Stock, the Buyer shall pay for each such share the relevant price per share of the underlying shares of Common Stock.

            (c) Allocation of Shares. Each Investor shall have the right to sell a portion of its Shares pursuant to the Transaction Offer that is equal to or less than the product obtained by multiplying the total number of Shares available for sale to the Buyer subject to the Transaction Offer by a fraction, the numerator of which is the total number of Shares owned by such Investor and the denominator of which is the total number of Shares held by all Investors and the Transferring Stockholder, in each case as of the date of the Offer Notice, subject to increase as hereinafter provided. In the event any Investor does not elect to sell the full amount of such Shares which such Investor is entitled to sell pursuant to this Section 3.4, then any Investors who have elected to sell Shares shall have the right to sell, on a pro-rata basis (based on the number of Shares held by each such Investor) with any other Investors and up to the maximum number of Shares stated in each such Investor's Co-Sale Acceptance Notice, any Shares not elected to be sold by such Investor.

            (d) Co-Sale Closing. Within ten (10) calendar days after the end of the Co-Sale Election Period, the Transferring Stockholder shall promptly notify each participating Investor of the number of Shares held by such Investor that will be included in the sale and the date on which the sale contemplated by the Transaction Offer will be consummated, which shall be no later than the later of (i) sixty (60) calendar days after the end of the Co-Sale Election Period and (ii) the satisfaction of any governmental approval or filing requirements, if any. Each participating Investor may effect its participation in any Transaction Offer hereunder by delivery

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to the Buyer, or to the Transferring Stockholder for delivery to the Buyer, of one or more instruments or certificates, properly endorsed for transfer, representing the Shares it elects to sell pursuant thereto. The Transferring Stockholder shall assign to each participating Investor, so much of its interest in the agreement of sale as such Investor is entitled and each such Investor shall assume, and hold the Transferring Stockholder harmless from, the obligations under the agreement of sale with respect to the portion so assigned. At the time of consummation of the Transaction Offer, the Buyer shall remit directly to each participating Investor that portion of the sale proceeds to which the participating Investor is entitled by reason of its participation with respect thereto. No Shares may be purchased by the Buyer from the Transferring Stockholder unless the Buyer simultaneously purchases from the participating Investors all of the Shares that they have elected to sell pursuant to this
Section 3.4.

            (e) Sale to Third Party. Any Shares held by a Transferring Stockholder that are the subject of a Transaction Offer and that the Transferring Stockholder desires to Transfer to a Buyer following compliance with this Section 3.4, may be sold to such Buyer only during the period specified in Section 3.4(d) and only on terms no more favorable to the Transferring Stockholder than those contained in the Offer Notice. Promptly after such Transfer, the Transferring Stockholder shall notify the Company and the Investors of the consummation thereof and shall furnish such evidence of the completion and time of completion of the Transfer and of the terms thereof as may reasonably be requested by a Majority Interest. Prior to the effectiveness of any Transfer to a Buyer hereunder, such Buyer shall have entered into a Joinder Agreement in substantially the form attached hereto as Exhibit A, and such Buyer shall have all the rights and obligations hereunder as if such Buyer were an Existing Stockholder. In the event that the Transaction Offer is not consummated within the period required by this Section 3.4 or the Buyer fails timely to remit to each participating Investor its respective portion of the sale proceeds, the Transaction Offer shall be deemed to lapse, and any Transfer of Shares pursuant to such Transaction Offer shall be in violation of the provisions of this Agreement unless the Transferring Stockholder sends a new Offer Notice with respect to such Offered Shares and once again complies with the provisions of Section 3.3 and Section 3.4 with respect to such Transaction Offer or such lapse is waived in writing by a Majority Interest.

      3.5. CONTEMPORANEOUS TRANSFERS. If two or more Existing Stockholders propose concurrent Transfers that are subject to this Section III, then the relevant provisions of Sections 3.3 and 3.4, as applicable, shall apply separately to each such proposed Transfer.

      3.6. EFFECT OF PROHIBITED TRANSFERS. If any Transfer by any Existing Stockholder is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be void ab initio; the Company, the Investors and the other parties hereto shall have, in addition to any other legal or equitable remedies which they may have, the right to enforce the provisions of this Agreement by actions for specific performance (to the extent permitted by law); and the Company shall have the right to refuse to recognize any Transferee of any Existing Stockholder for any purpose.

SECTION IV. RIGHTS AND OBLIGATIONS TO SELL.

      4.1. DRAG-ALONG RIGHTS. In the event of a Sale Event (as defined below), each Existing Stockholder shall be obligated to and shall upon the written request of a Majority Interest: (i) sell, transfer and deliver, or cause to be sold, transferred and delivered, to the Third-Party Buyer a pro rata portion of, his, her or its Shares on substantially the same terms applicable to the Investors (including the terms of any indemnification); and (ii) execute and deliver such instruments of conveyance and transfer and take such other action, including voting such Shares in favor of any Sale Event proposed by a Majority Interest and executing any purchase agreements, merger agreements, indemnity agreements, escrow agreements or related documents, as such Investors or the Third-Party Buyer may reasonably require in order to carry out the terms and provisions of this Section 4.1 (the "Drag-Along Right").

      For purposes of this Section IV, a "Sale Event" shall mean a bona fide negotiated transaction in which a Majority Interest has determined (i) to sell or otherwise dispose of all or substantially all of the assets of the Company, or (ii) to sell sufficient capital stock of the Company to constitute a change in control of the Company or (iii) to cause the Company to merge with or into or consolidate with any non-Affiliate(s) of the Company.

      4.2. PROCEDURE. Not less than thirty (30) days prior to the date proposed for the closing of any Sale Event, the Investor shall give notice to the Existing Stockholder, setting forth in reasonable detail the name or names of the Third-Party Buyer, the terms and conditions of the Sale Event, including the purchase price, and the proposed closing date and whether the Investor is exercising the Drag-Along Right.

      In furtherance of the provisions of this Section IV, upon request by a Majority Interest, each Existing Stockholder shall execute a power-of-attorney and proxy which (i) irrevocably appoints TA Associates, Inc., as its agent and attorney-in-fact (the "Agent") (with full power of substitution) to execute all agreements, instruments and certificates and take all actions necessary or desirable to effectuate the Sale Event proposed hereunder; and (ii) grants to the Agent a proxy to vote the Shares held by the Existing Stockholder in favor of the Sale Event proposed hereunder.

      4.3. BRING-ALONG RIGHTS. If in a Sale Event where the aggregate proceeds to be received by the Investors on a per share basis is greater than or equal to the original purchase price paid by such Investors with respect to any shares being sold in such Sale Event, a Majority Interest does not exercise the Drag-Along Right, any Existing Stockholder may, by delivering written notice to the Investors and the Company within ten (10) days of its receipt of the notice provided in Section 4.2, elect to sell his, her or its Shares as part of the Sale Event on substantially the same terms applicable to the Investors.

SECTION V. RIGHTS TO PURCHASE

      5.1. RIGHT TO PARTICIPATE IN CERTAIN SALES OF ADDITIONAL SECURITIES. The Company agrees that it will not sell or issue or agree to sell or issue: (a) any shares of capital stock of the Company, (b) securities convertible into or exercisable or exchangeable for capital stock of the

Company or (c) options, warrants or rights carrying any rights to purchase capital stock of the Company, unless the Company first submits a written notice to each Stockholder identifying the terms of the proposed sale (including price, number or aggregate principal amount of securities and all other material terms), and offers to each Stockholder who is an "accredited investor," as such term is defined in Rule 501 under the Securities Act (an "Eligible Stockholder"), the opportunity to purchase its Pro Rata Allotment (as hereinafter defined) of the securities (subject to increase for over-allotment if some Eligible Stockholders do not fully exercise their rights) on terms and conditions, including price, not less favorable than those on which the Company proposes to sell such securities to a third party or parties (a "Pre-Emptive Right Notice"). The Company's offer pursuant to this Section 5.1 shall remain open and irrevocable for a period of twenty (20) days following receipt by the Eligible Stockholders of such written notice.

      5.2. ELIGIBLE STOCKHOLDER ACCEPTANCE. Each of the Eligible Stockholders shall have the right to purchase its Pro Rata Allotment by giving written notice of such intent to participate (the "Pre-emptive Right Acceptance Notice") to the Company within twenty (20) days after receipt by such Eligible Stockholder of the Pre-Emptive Right Notice (the "Pre-Emptive Right Acceptance Election Period"). Each Pre-Emptive Right Acceptance Notice shall indicate the maximum number of Shares subject thereto which the Eligible Stockholder wishes to buy, including the number of Shares it would buy if one or more other Eligible Stockholders do not elect to participate in the sale on the terms and conditions stated in the Pre-Emptive Right Notice.

      5.3. CALCULATION OF PRO RATA ALLOTMENT. Each Eligible Stockholder's "Pro Rata Allotment" of such securities shall be based on the ratio which the number of Shares owned by such Eligible Stockholder bears to all of the issued and outstanding Shares as of the date of such written offer. If one or more Eligible Stockholders do not elect to purchase their respective Pro Rata Allotment, each of the electing Eligible Stockholders may purchase such Shares of such Eligible Stockholders' allotments taking into account the maximum amount each is wishing to purchase on a pro rata basis, based upon the relative holdings of Shares of each of the electing Eligible Stockholders in the case of over-subscription.

      5.4. SALE TO THIRD PARTY. Any securities so offered that are not purchased by the Eligible Stockholders pursuant to the offer set forth in
Section 5.1 above, may be sold by the Company, but only on terms and conditions not more favorable to the purchaser than those set forth in the notice to Eligible Stockholders, at any time after five (5) days but within sixty (60) days following the termination of the above-referenced 30-day period, but may not be sold to any other Person or on terms and conditions, including price, that are more favorable to the purchaser than those set forth in such offer or after such 60-day period without renewed compliance with this Section V.

      5.5. EXCEPTIONS TO PRE-EMPTIVE RIGHTS. Notwithstanding the foregoing, the right to purchase granted under this Section V shall be inapplicable with respect to: (i) the issuance of shares of Common Stock (as appropriately adjusted for any stock split, combination, reorganization, recapitalization, reclassification, stock distribution, stock dividend or similar event) issued or issuable in connection with, or upon the exercise of, options or other awards granted or to be granted to employees, officers or directors of the Company pursuant to the

Company's equity incentive plans, including shares of Common Stock issued in replacement of shares of such Common Stock repurchased or issuable upon the exercise of any options to purchase shares of such Common Stock, to the extent permitted under the equity incentive plans; (ii) securities issued as a result of any stock split, stock dividend, reclassification or reorganization or similar event with respect to the Shares; (iii) shares of Common Stock issued upon conversion of, or as a dividend on, the Preferred Stock; (iv) securities issued as consideration for the purchase of stock or assets in any acquisition, merger, joint venture, partnership or other strategic alliance; (v) securities issued in connection with any debt financing or refinancing of the Company or
(vi) securities issued with the approval of a Majority Interest provided that no Investor or affiliate of any Investor is acquiring any of the securities in such issuance.

      5.6. ASSIGNMENT OF RIGHTS. Subject to Section 8.11 hereof, each Eligible Stockholder shall have the right to assign its rights under this Section V to any Transferee of such Eligible Stockholder's Shares, and shall further have the right to assign and transfer such Eligible Stockholder's right to accept any particular offer under Section 5.1 hereof, and any such Transferee shall be deemed within the definition of an "Eligible Stockholder" for purposes of this
Section V.

SECTION VI. ELECTION OF DIRECTORS

      6.1.  BOARD COMPOSITION.

            (a) For so long as the Existing Stockholders own at least five percent (5%) of the outstanding capital stock of the Company, each Stockholder agrees to vote all its shares of the Company's capital stock having voting power (and any other shares over which it exercises voting control whether directly or indirectly) in connection with the election of Directors and to take such other actions as are necessary so as to elect and continue in the office two (2) individuals nominated by a majority-in-interest of the Existing Stockholders, who shall initially be Leonard Foxman and Theodore Foxman.

            (b) For so long as the Existing Stockholders own at least five percent (5%) of the outstanding capital stock of the Company, each Stockholder agrees to vote all of its shares of the Company's capital stock having voting power (and any other shares over which it exercises voting control whether directly or indirectly) for the removal of any Director nominated by the Existing Stockholders, as provided herein upon the request of a majority-in-interest of the Existing Stockholders and for the election to the Board of Directors of a substitute designated by such Existing Stockholders in accordance with the provisions of Section 6.1(a).

            (c) Each of the Stockholders agrees and acknowledges that pursuant to the terms of the Charter, the holders of Series A Convertible Preferred Stock are entitled to elect three Directors and to vote on an as converted basis with all other holders of capital stock of the Company in all elections of the Directors.

      6.2. ASSIGNMENT. Each Investor and each Stockholder agrees, as a condition to any transfer of its Shares to cause the transferee to agree to the provisions of this Article VI, whereupon such transferee shall be subject to the provisions hereof as an Investor or Stockholder, as applicable, in connection with its ownership of the shares Transferred for purposes of this Article VI.

SECTION VII. COVENANTS OF THE COMPANY AND STOCKHOLDERS

      The Company covenants and agrees with each of the Investors that:

      7.1. FINANCIAL STATEMENTS, REPORTS, ETC. The Company shall furnish to each Investor the following reports:

            (a)   Annual Financial Statements. Within one hundred and twenty
(120) days after the end of the fiscal year ended September 30, 2003 and thereafter within ninety (90) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such fiscal year and the related consolidated statements of income, shareholders' equity and cash flows for the fiscal year then ended, prepared in accordance with generally accepted accounting principles and certified by a firm of independent public accountants of recognized national standing selected by the Board of Directors of the Company;

            (b) Quarterly Financial Statements. Within forty-five (45) days after the end of the first three fiscal quarters of each fiscal year, a consolidated balance sheet of the Company and its subsidiaries, if any, and the related consolidated statements of income, shareholders' equity and cash flows, unaudited but prepared in accordance with generally accepted accounting principles and certified by the Chief Financial Officer of the Company, such consolidated balance sheet to be as of the end of such quarter and such consolidated statements of income, shareholders' equity and cash flows to be for such quarter and for the period from the beginning of the fiscal year to the end of such quarter, in each case with comparative statements for the prior fiscal year;

            (c) Monthly Financial Statements. Within thirty (30) days after the end of each month in each fiscal year (other than the last month in each fiscal year), a consolidated balance sheet of the Company and its subsidiaries, if any, and the related consolidated statements of income, shareholders' equity and cash flows, unaudited but prepared in accordance with generally accepted accounting principles (omitting footnotes) and certified by the Chief Financial Officer of the Company, such consolidated balance sheet to be as of the end of such month and such consolidated statements of income, shareholders' equity and cash flows to be for such month and for the period from the beginning of the fiscal year to the end of such month, in each case with comparative statements for the prior fiscal year;

            (d) Budget. No later than thirty (30) days prior to the start of each fiscal year, consolidated capital and operating expense budgets, cash flow projections and income and loss projections for the Company and its subsidiaries in respect of such fiscal year, all itemized in reasonable detail and prepared on a monthly basis, and, promptly after preparation, any revisions to any of the foregoing;

            (e) Accountant's Letters. Promptly following receipt by the Company, each audit response letter, accountant's management letter and other written report submitted to the Company by its independent public accountants in connection with an annual or interim audit of the books of the Company or any of its subsidiaries; and

            (f) Other Information. Promptly, from time to time, such other information regarding the business, prospects, financial condition, operations, property or affairs of the Company and its subsidiaries as such Investor reasonably may request.

      7.2. CORPORATE EXISTENCE. The Company shall maintain and cause each of its subsidiaries, if any, to maintain, their respective corporate existence.

      7.3. PROPERTIES, BUSINESS INSURANCE. The Company shall obtain and maintain and cause each of its subsidiaries, if any, to maintain as to their respective properties and business, with financially sound and reputable insurers, insurance against such casualties, contingencies and other risks and hazards and of such types and in such amounts as is customary for companies similarly situated.

      7.4. KEY PERSON INSURANCE. The Company shall maintain, "key person" term life insurance policies of at least $3,000,000 on the life of each of Leonard Foxman and Jack Weimer which shall name the Company as beneficiary.

      7.5. DIRECTORS AND OFFICERS' INSURANCE. The Company shall, as promptly as practicable following the date hereof, obtain and maintain directors and officers' liability insurance coverage on terms satisfactory to the Investor Nominees of at least $10,000,000 per occurrence, to the fullest extent permitted by law covering, among other things, violations of federal or state securities laws. The Company shall use its reasonable best efforts prior to any initial public offering of the Company's capital stock to increase its directors' and officers' liability insurance to at least $15,000,000 per occurrence, including coverage of claims under the Securities Act and the Exchange Act.

      7.6. INSPECTION, CONSULTATION AND ADVICE. The Company shall permit and cause each of its subsidiaries, if any, to permit each Investor and such persons as each Investor may designate, at such Investor's expense, to visit and inspect any of the properties of the Company and its subsidiaries, examine their books and take copies and extracts therefrom, discuss the affairs, finances and accounts of the Company and its subsidiaries with their officers, employees and public accountants (and the Company hereby authorizes said accountants to discuss with such Investor and such designees such affairs, finances and accounts), and consult with and advise the management of the Company and its subsidiaries as to their affairs, finances and accounts, all at reasonable times and upon reasonable notice during normal business hours. The foregoing shall be in addition to, and not in lieu of, the Investors' rights under applicable law.

      7.7. COMPENSATION OF INVESTOR NOMINEES. The Company shall pay or promptly reimburse in full each Investor Nominee for all of his reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors or any Committee thereof. The Company shall also pay or promptly reimburse the Investors for reasonable out-of-pocket expenses and costs incurred by them in connection with their ongoing investment in the Company up to a maximum of $40,000 per year.

      7.8. BY-LAWS. The Company shall at all times maintain provisions in its Bylaws and certificate of incorporation indemnifying all directors against liability and absolving all directors from liability to the Company and its shareholders to the maximum extent permitted under the laws of the State of Illinois.

      7.9. EMPLOYEE AGREEMENTS. The Company shall obtain, and shall cause its subsidiaries, if any, to obtain, an Employee Nondisclosure, Noncompetition and Assignment Agreement in substantially the form of Exhibit B attached hereto from all current and future officers and employees and any consultants who will have access to confidential information of the Company or any of its subsidiaries, upon commencement of their employment or consulting arrangement by the Company or any of its subsidiaries or for current officers, employees and consultants, within a reasonable period of time after the date hereof. The Company shall not amend, modify, terminate, waive or otherwise alter, in whole or in part, the form of Employee Nondisclosure, Noncompetition and Assignment Agreement, now or in the future in effect, without the approval of the Board of Directors, including the Investor Nominees.

      7.10. COMPLIANCE WITH LAWS, PAYMENT OF TAXES. The Company shall comply, and cause each subsidiary to comply, with all applicable laws, rules, regulations and orders, noncompliance with which could have a Material Adverse Effect. The Company shall comply with all applicable federal and state securities laws in connection with the offer, issuance, sale or redemption of any shares of its capital stock. The Company will pay and discharge all lawful Taxes as defined in the Purchase Agreement, assessments and governmental charges or levies imposed upon it or upon its income or property before the same shall become in default as well as all lawful claims for labor, materials and supplies which, if not paid when due, might become a lien or charge upon its property or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such Tax, assessment, charge, levy or claim so long as the validity thereof is being contested by the Company in good faith by appropriate proceedings and an adequate reserve therefore has been established on its books.

      7.11. KEEPING OF RECORDS AND BOOKS OF ACCOUNT. The Company shall keep, and cause each subsidiary, if any, to keep, adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company and such subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

      7.12. INDEMNIFICATION.

            (a) Without limitation of any other provision of this Agreement or any other agreement connection herewith the Company agrees to defend, indemnify and hold each Investor, its respective Affiliates and direct and indirect partners (including partners of partners and stockholders and members of partners), members, stockholders, directors, officers, employees and agents and each person who controls any of them within the meaning of Section 15 of the Securities Act, or Section 20 of the Exchange Act (collectively, the "Investor Indemnified Parties" and, individually, an "Investor Indemnified Party") harmless from and against any and all damages, liabilities, losses, Taxes, fines, penalties, diminution in value, reasonable costs and expenses (including, without limitation, reasonable fees of a single counsel representing all the Investor Indemnified Parties or, if the representation of all the Investor Indemnified Parties by the same counsel would be inappropriate under applicable standards of professional conduct, then as many counsel as may be needed under such standards of professional conduct to represent all of the Investor Indemnified parties), as the same are incurred, of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing and consequential damages) ("Losses") sustained or suffered by any such Investor Indemnified Party, which may be based upon, relating to, arising out of, or by reason of any third party or governmental claims relating in any way to such Investor Indemnified Party's status as a security holder, creditor, director, agent, representative or controlling person of the Company or otherwise relating to such Investor Indemnified Party's involvement with the Company (including, without limitation, any and all Losses under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, which relate directly or indirectly to the registration, purchase, sale or ownership of any securities of the Company or to any fiduciary obligation owed with respect thereto), including, without limitation, in connection with any third party or governmental action or claim relating to any action taken or omitted to be taken or alleged to have been taken or omitted to have been taken by any Investor Indemnified Party as security holder, director, agent, representative or controlling person of the Company or otherwise, alleging so-called control person liability or securities law liability; provided, however, that the Company will not be liable to any Investor Indemnified Party to the extent that such Losses arise from and are based on (A) an untrue statement or omission or alleged untrue statement or omission in a registration statement or prospectus that is made in reliance on and in conformity with written information furnished to the Company by or on behalf of such Investor Indemnified Party, or (B) conduct by such Investor Indemnified Party that is found to be fraud or willful misconduct in a non-appealable, final judgment.

            (b) If the indemnification provided for in Section 7.12(a) above for any reason is held by a court of competent jurisdiction to be unavailable to an Investor Indemnified Party in respect of any Losses referred to therein, then the Company, in lieu of indemnifying such Investor Indemnified Party thereunder, shall contribute to the amount paid or payable by such Investor Indemnified Party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Investors, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law then in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Investors in connection with the action or inaction which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Company and the Investors shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Investors and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

            (c) Each of the Company and the Investors agrees that it would not be just and equitable if contribution pursuant to Section 7.12(b) were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.

      7.13. TERM. Except as provided below, the covenants set forth in this
Section VII shall terminate upon the closing of a Qualified Public Offering. Notwithstanding the foregoing, the covenants set forth in Sections 7.5 and 7.7 hereof shall continue for so long as any Investor Nominee is a member of the Board of Directors, and the covenants set forth in Sections 7.12 hereof shall continue until the expiration of the applicable statute of limitations.

SECTION VIII. MISCELLANEOUS PROVISIONS

      8.1. RELIANCE. Each of the parties hereto agrees that each representation, warranty, covenant and agreement made by it in this Agreement or in any certificate, instrument or other document delivered pursuant to this Agreement is material, shall be deemed to have been relied upon by the other parties and shall remain operative and in full force and effect after the date hereof regardless of any investigation. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties hereto and their respective successors and permitted assigns to the extent contemplated herein.

      8.2. LEGEND ON SECURITIES. The Company and the Stockholders acknowledge and agree that in addition to any other legend on the certificates representing Shares held by them, substantially the following legend shall be typed on each certificate evidencing any of the Shares held at any time by any of the
Stockholders:

      THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF A CERTAIN STOCKHOLDERS AGREEMENT, DATED AS OF SEPTEMBER 30, 2003, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER SET FORTH THEREIN. A COMPLETE AND CORRECT COPY OF SUCH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE.

      8.3. AMENDMENT AND WAIVER; ACTIONS OF THE BOARD. Any party may waive any provision hereof intended for its benefit in writing. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party hereto at law or in equity or otherwise. This Agreement may be amended with the prior written consent of the Company and a Majority Interest, provided, however, that any such amendment that adversely affects the Existing Stockholders shall require a prior written consent of a majority-in-interest of the Existing Stockholders (based upon the number of Shares held by each Existing Stockholder). Any consent given as provided in the preceding sentence shall be binding on all Stockholders.

      8.4. NOTICES. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given, delivered and received (a) if delivered personally or (b) if sent by facsimile, registered or certified mail (return receipt requested) postage prepaid, or by courier providing next day delivery, in each case to the party to whom it is directed, which if to the Company, shall be at Eagle Test Systems, 620 S. Butterfield Road, Mundelein, Illinois 60060-4483, and if to any Investor or Existing Stockholder, at the addresses set forth below such party's signature hereto (or at such other address for any party as shall be specified by notice given in accordance with the provisions hereof, provided that notices of a change of address shall be effective only upon receipt thereof). Notices delivered personally shall be effective on the day so delivered, notices sent by registered or certified mail shall be effective five days after mailing, notices sent by facsimile shall be effective when receipt is acknowledged, and notices sent by courier providing next day delivery shall be effective on the earlier of the second business day after timely deposit with the courier or the day of actual delivery by the courier.

      8.5. HEADINGS. The Section headings used or contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with counsel sophisticated in investment transactions. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith.

      8.6. COUNTERPARTS. This Agreement may be executed in one or more counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

      8.7. ENTIRE AGREEMENT. This Agreement, together with the other Transaction Documents, is intended by the parties as a final expression of their agreement and intended to be complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.

      8.8. LAW GOVERNING. This Agreement shall be construed and enforced in accordance with and governed by the laws of the Illinois (without giving effect to principles of conflicts of law).

      8.9. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto as contemplated herein, and any successor to the Company by way of merger or otherwise shall specifically agree to be bound by the terms hereof as a condition of such successor. The rights of the Investors hereunder shall be binding upon and inure to the benefit of their Transferees of their Shares as contemplated herein. This Agreement may not be assigned by any Existing Stockholder except as provided herein, and any such attempted Transfer that is not as provided herein shall be null and void.

      8.10. DISPUTE RESOLUTION. All disputes, claims, or controversies arising out of or relating to this Agreement, or any other agreement executed and delivered pursuant to this Agreement, or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby, that are not resolved by mutual agreement shall be resolved in accordance with the provisions set forth in Sections 6.7 and 6.8 of the Purchase Agreement.

      8.11. REMEDIES; SEVERABILITY. Notwithstanding Section 8.10 above, it is specifically understood and agreed that any breach of the provisions of this Agreement, or any other agreement executed and delivered pursuant to this Agreement, by any person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law). Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

      8.12. TERMINATION. Sections III, IV, V and VI shall terminate upon a Qualified Public Offering.

      8.13. CONFIDENTIALITY. Notwithstanding anything herein or any other express or implied agreement, arrangement or understanding to the contrary, the parties acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the transactions contemplated by this Agreement (and any related transactions or agreements) and (ii) each party to this Agreement (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. This authorization to disclose the tax treatment and tax structure is limited to the extent that confidentiality is required to comply with any applicable securities laws.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties hereto have caused this Stockholders Agreement to be duly executed as of the date first set forth above.

THE COMPANY:

                               EAGLE TEST SYSTEMS, INC.

                               By: /s/ Leonard Foxman
                                  ----------------------------------------
                                  Name:  Leonard Foxman
                                  Title: President

EXISTING STOCKHOLDERS:

                               LEONARD FOXMAN

                               By: /s/ Leonard Foxman
                                  ----------------------------------------
                                  Leonard Foxman

                               Address for Notice:
                               1929 Browning Ct.
                               Highland Park, IL 60035

                               FOXMAN FAMILY, LLC

                               By: /s/ Leonard Foxman
                                  ----------------------------------------
                                  Leonard Foxman

                               Its: Manager

                               Address for Notice:
                               1929 Browning Ct.
                               Highland Park, IL 60035

                               EAGLE TEST SYSTEMS, INC.
                               EMPLOYEE STOCK OWNERSHIP PLAN

                               By: /s/ Leonard Foxman
                                  ----------------------------------------
                               Leonard Foxman, not in his individual
                               capacity or in his capacity as shareholder,
                               director or officer of the Corporation, but
                               solely as trustee of the Eagle Test Systems
                               Employee Stock Ownership Plan

                               Address for Notice:
                               1929 Browning Ct.
                               Highland Park, IL 60035

                               JACK WEIMER

                               By: /s/ Jack Weimer
                                  ----------------------------------------
                                  Jack Weimer

                               Address for Notice:
                               646 N. Lake St.
                               Grayslake, IL 60030

                               STEVE DOLLENS

                               By: /s/ Steve Dollens
                                  ----------------------------------------
                                  Steve Dollens

                               Address for Notice:
                               3591 Pine Ridge Way
                               San Jose, CA 95127

INVESTORS:

                               TA IX L.P.

                               By: TA Associates IX LLC, its General Partner
                               By: TA Associates, Inc., its Manager

                               By: /s/ Michael C. Child
                                  ----------------------------------------
                               Name: Michael C. Child
                               Its:Managing Director

                               TA/ATLANTIC AND PACIFIC IV L.P.
                               By: TA Associates AP IV L.P., its General Partner
                               By: TA Associates, Inc., its General Partner

                               By: /s/ Michael C. Child
                                  ----------------------------------------
                               Name: Michael C. Child
                               Its:Managing Director

                               TA STRATEGIC PARTNERS FUND A L.P.
                               By: TA Associates SPF L.P., its General Partner
                               By: TA Associates, Inc., its General Partner

                               By: /s/ Michael C. Child
                                  ----------------------------------------
                               Name:Michael C. Child
                               Its:Managing Director

                               TA STRATEGIC PARTNERS FUND B L.P.
                               By: TA Associates SPF L.P., its General Partner
                               By: TA Associates, Inc., its General Partner

                               By: /s/ Michael C. Child
                                  ----------------------------------------
                               Name: Michael C. Child
                               Its:Managing Director

                               TA INVESTORS LLC

                               By:  TA Associates, Inc., its Manager

                               By: /s/ Michael C. Child
                                  ----------------------------------------
                               Name: Michael C. Child
                               Its:Managing Director

                               TA SUBORDINATED DEBT FUND, L.P.
                               By:  TA Associates SDF LLC, its General Partner
                               By:  TA Associates, Inc., its Manager

                               By: /s/ Michael C. Child
                                  ----------------------------------------
                               Name: Michael C. Child
                               Its:Managing Director

                               Address for Notice
                               (including those
                               investors listed
                               above):

                               Attn: Michael C. Child and Jameson J. McJunkin 125 High Street
                               Suite 2500
                               Boston, MA 02110